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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Martin Resource Management Corporation:

We consent to the use of our report dated September 27, 2002, with respect to the combined balance sheets of Martin Midstream Partners Predecessor as of December 31, 2000 and 2001, and the related combined statements of operations and owner's equity, and cash flows for each of the years in the three-year period ended December 31, 2001, included herein and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG LLP

Shreveport, Louisiana
October 25, 2002